MEYLER & COMPANY, LLC

CERTIFIED PUBLIC ACCOUNTANTS

ONE ARIN PARK

1715 HIGHWAY 35

MIDDLETOWN, NJ 07748

CONSENT OF MEYLER & COMPANY, LLC

(INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM)

We consent to the use in the Registration Statement of the Oceanstone Fund on Post Effective Amendment No. 3 under the Securities Act of 1933 and Amendment No. 4 under the Investment Company Act of 1940 to Form 485BPOS of our report dated August 21, 2009, on the financial statements of the Oceanstone Fund as of June 30, 2009 and 2008 and for the years then ended, and to the reference to our firm under the caption “Financial Highlights” in the Prospectus.

/s/ Meyler & Company, LLC

Meyler & Company, LLC

Middletown, New Jersey

October 19, 2009